Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
JUNE 26, 2006
4:30 A.M.	ROBERT D. SZNEWAJS PRESIDENT & CEO OF WEST COAST BANCORP 503.598.3243

WEST COAST BANCORP COMPLETES ACQUISITION OF WOODBURN-BASED MID-VALLEY BANK

Lake Oswego, OR— West Coast Bancorp (Nasdaq: WCBO) and Mid-Valley Bank (OTC Bulletin Board: MVBO) announced today they have completed the merger transaction under which WCBO acquired Mid-Valley Bank in exchange for cash and common shares of West Coast Bancorp.

Mid-Valley Bank operates along Interstate 5 in the Willamette Valley with four full-service branches in Woodburn (2), Wilsonville, and Mount Angel. Upon closing of the transaction, the combined company will have 800 employees, and 56 branch locations in Oregon and Washington, as well as $2.1 billion in assets based upon data as of March 31, 2006.

West Coast Bancorp President and CEO Robert D. Sznewajs said, “The acquisition of Mid-Valley Bank with its commercial and agriculture banking focus is consistent with West Coast Bank’s strategy. Mid-Valley’s leading deposit market share in Woodburn combined with West Coast Bank’s existing deposit share in the region gives us the largest deposit market share of any bank in the fast-growing north Willamette Valley. Our highly competitive products and services teamed with market-wise Mid-Valley employees should accelerate our revenue growth in the region.”

Mid-Valley Bank President and CEO Don R. Judson said, “Mid-Valley Bank and West Coast Bank share compatible cultures and values – commitment to relationship-based customer service, community involvement, and a rewarding environment for our employees. West Coast Bank’s breadth of accounts for seniors and established retirement community branches fit nicely with our thriving senior market. We are excited to become a part of the West Coast family.”

West Coast Bancorp issued approximately 607,800 shares of common stock and paid approximately $5.0 million in cash as merger consideration. Including amounts required to settle outstanding stock options to purchase Mid-Valley common stock, the aggregate transaction value is approximately $25.6 million based on the average West Coast Bancorp stock price used to determine the merger consideration.

West Coast Bancorp, one of Oregon Business Magazine’s 100 Best Companies to Work For, is a Northwest bank holding company with $2.1 billion in assets, operating 56 offices in Oregon and Washington. The Company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. For more information, visit the Company website at www.wcb.com.

Forward Looking Statements:

Statements in this release regarding future events, performance or results, including the anticipated effect of the proposed merger on financial results and operations, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ from forward-looking statements include, among others: difficulties in integrating the acquired banks with existing operations or retaining customers and employees; and higher-than-expected merger and integration-related expenses.

Readers are cautioned not to place undue reliance on the forward-looking statements, which reflect management’s analysis only as of the date of this release. Readers should carefully review the disclosures West Coast Bancorp files from time to time with the Securities and Exchange Commission. The parties undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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